EXHIBIT 99

20 North Broadway Oklahoma City, Oklahoma 73102-8260	Telephone: (405) 235-3611 Fax: (405) 552-4667

NEWS RELEASE

Investor contact:	Zack Hager (405) 552-4526

Media contact:	Brian Engel (405) 228-7750

DEVON ENERGY’S SECOND QUARTER EARNINGS JUMP 41 PERCENT ON 11
PERCENT PRODUCTION INCREASE

OKLAHOMA CITY — August 5, 2004 — Devon Energy Corporation (AMEX: DVN) today reported net earnings for the quarter ended June 30, 2004, of $502 million, or $2.07 per common share ($2.02 per diluted common share). This represents a 41 percent increase over second quarter 2003 net earnings of $356 million, or $1.67 per common share ($1.62 per diluted common share). An increase in oil and gas production and higher price realizations drove the improvement in net earnings.

     For the six months ended June 30, 2004, the company reported net earnings of $996 million, or $4.13 per common share ($4.02 per diluted common share). This compares with net earnings of $792 million, or $4.27 per common share ($4.11 per diluted common share) for the six months ended June 30, 2003.

     “The company’s second quarter results reflect the strength of our organization and the high quality of Devon’s asset base,” said J. Larry Nichols, Devon’s chairman and chief executive officer. “In addition to strong oil and gas production, the second quarter reflects better than expected operating costs and significantly lower general and administrative expenses.”

Sales Up 25 Percent on Record Production and Higher Prices

     Combined sales of oil, gas and natural gas liquids increased 25 percent from the second quarter of 2003, to $1.8 billion in the quarter ended June 30, 2004. The sales increase reflects higher production volumes and higher prices for all three products.

     Total daily oil, gas and natural gas liquids production climbed 11 percent in the second quarter of 2004 to 684 thousand barrels of oil equivalent (Boe) per day. This compares with total production of 615 thousand Boe per day in the second quarter of 2003. Devon’s April 2003 merger with Ocean Energy contributed significantly to the production increase. However, second quarter 2004 production was also higher on a pro forma basis. Assuming the two companies were merged for the entirety of both quarters, pro forma second quarter production increased four percent in 2004, or about 27 thousand Boe per day over the 2003 quarter.

     Devon’s average second quarter realized gas price increased 13 percent to $5.29 per thousand cubic feet in 2004, up from $4.67 per thousand cubic feet in 2003. Devon’s average second quarter realized oil price increased 10 percent to $28.04 per barrel in 2004 compared with $25.42 per barrel in the 2003 quarter. The company’s average realized price for natural gas liquids increased 17 percent in the second quarter of 2004 to $20.89 per barrel compared with $17.88 per barrel in the second quarter of 2003.

     Second quarter marketing and midstream operating margins increased 34 percent to $78 million in 2004. A 12 percent increase in marketing and midstream revenues more than offset an eight percent increase in associated expenses. The improvement in margins was primarily attributable to stronger natural gas and natural gas liquids prices.

Deepwater Results Lead Exploration and Production Highlights

     Devon drilled 398 wells in the second quarter of 2004 with an overall success rate of 98 percent. Capital expenditures for drilling and production facilities were $629 million in the quarter. During the second quarter:

•	Devon drilled a successful appraisal of its St. Malo deepwater Gulf of Mexico discovery in the second quarter. This lower Tertiary trend follow-up well encountered more than 400 net feet of oil pay. The company has a 22.5 percent working interest in this significant discovery.

•	The company completed development work on its Red Hawk deepwater Gulf of Mexico natural gas project in the second quarter and commenced production in early July. The field is currently producing at its capacity of 120 million cubic feet per day. Devon has a 50 percent working interest in Red Hawk.

•	Onshore construction of the Magnolia tension leg platform was wrapping up in the second quarter, leading to tow-out to its offshore Louisiana location. The deepwater Magnolia oil field is on schedule to commence production in the fourth quarter. Devon’s share of production is expected to peak in 2005 at more than 10,000 barrels per day.

•	Devon commenced natural gas production from its 100th horizontal well in the Barnett Shale in north Texas in June. More than 20 percent of the company’s daily net Barnett Shale gas production of approximately 555 million cubic feet equivalent is from horizontal wells. The company produces gas from a combined total of more than 1,750 vertical and horizontal wells in the Barnett Shale.

Cash Flow Boosts Balance Sheet Strength

     Cash flow before balance sheet changes increased 33 percent to $1.2 billion in the second quarter of 2004. During the quarter the company funded $765 million of capital expenditures and paid common and preferred dividends totaling $27 million leaving $393 million of free cash flow. Devon began the second quarter with a cash balance of $1.5 billion, retired $760 million of debt during the quarter and had $1.1 billion of cash on hand as of June 30, 2004. A reconciliation of cash flow before balance sheet changes and free cash flow is presented on the final page of this release.

Operating Expenses and DD&A Increase after Merger; G&A Decreases

     Devon’s April 25, 2003 merger with Ocean Energy significantly increased the size and scope of Devon’s operations. Consequently, most expense items increased in the second quarter of 2004, reflecting a full three months of merged operations.

     Second quarter lease operating and transportation expenses increased 12 percent to $306 million in 2004. However, on a unit of production basis, lease operating and transportation expenses increased only one percent, to $4.92 per Boe in the second quarter of 2004.

     Depreciation, depletion and amortization expense (DD&A) increased 29 percent in the second quarter of 2004, to $552 million. This increase was driven by higher oil and gas production and by a higher DD&A rate. Devon’s combined DD&A rate totaled $8.86 per Boe in the second quarter of 2004. The combined DD&A rate includes depreciation of Devon’s midstream and corporate assets in addition to depletion of its oil and gas properties.

     General and administrative expenses (G&A) decreased 25 percent to $70 million in the second quarter of 2004 from $93 million in the year-earlier quarter. Second quarter 2004 and 2003 G&A expense included $5 million and $8 million, respectively, for office closings.

     Second quarter interest expense increased two percent to $134 million in 2004. Interest expense for the 2004 quarter included $16 million of unamortized debt issuance costs. The $16 million was expensed in conjunction with Devon’s early retirement of $635 million of long-term debt during the second quarter. Excluding this amount, second quarter interest expense decreased 10 percent in 2004, as compared with 2003.

     Income tax expense for the second quarter of 2004 totaled $270 million, or 35 percent of pre-tax earnings. Most of the increase in income taxes resulted from higher pre-tax earnings. Of the total, $72 million was deferred income tax expense, not requiring the current use of cash.

Items Excluded from Published Estimates

     Devon’s reported net earnings include items of income and expense that are excluded by certain securities analysts in their published estimates of the company’s financial results. Such items and their effects upon second quarter 2004 reported earnings were as follows:

•	A charge for abandoning office space in Calgary decreased second quarter 2004 earnings by $5 million pre-tax ($3 million after tax).

•	Debt issuance costs that were written off as a result of early debt repayment decreased earnings by $16 million pre-tax ($10 million after tax).

•	Effects of changes in foreign currency exchange rates decreased earnings by $9 million pre-tax ($8 million after tax). This is primarily related to U.S. dollar denominated debt in Canada.

•	A change in fair value of financial instruments not associated with hedges decreased earnings by $11 million pre-tax ($7 million after tax).

•	A one-time tax benefit, the result of a change in Canadian tax law, increased net earnings by $28 million.

In aggregate, these items offset one another. Therefore, second quarter 2004 net earnings as reported are comparable to analysts’ estimates.

     Conference Call to be Webcast Today Devon will discuss its second quarter 2004 financial and operating results in a conference call webcast today. The webcast will begin at 10 a.m. Central Time (11 a.m. Eastern Time). The webcast may be accessed from Devon’s internet home page at www.devonenergy.com

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

     Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration, production and property acquisitions. Devon is the largest U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For more information about Devon, please visit our website at www.devonenergy.com.

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL AND OPERATIONAL INFORMATION

PRODUCTION DATA (net of royalties)	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Total Period Production
Natural Gas (Bcf)
U.S. Onshore	120.2	113.7	239.0	211.4
U.S. Offshore	30.1	34.1	63.1	54.3

Total U.S.	150.3	147.8	302.1	265.7
Canada	71.0	66.6	138.3	129.5
International	2.1	1.3	5.1	1.3

Total Natural Gas	223.4	215.7	445.5	396.5

Oil (MMBbls)
U.S. Onshore	3.5	3.6	7.2	7.0
U.S. Offshore	4.6	4.4	9.6	6.4

Total U.S.	8.1	8.0	16.8	13.4
Canada	3.4	3.2	6.8	6.6
International	7.7	3.7	16.5	4.0

Total Oil	19.2	14.9	40.1	24.0

Natural Gas Liquids (MMBbls)
U.S. Onshore	4.4	3.6	8.9	7.2
U.S. Offshore	0.2	0.3	0.5	0.4

Total U.S.	4.6	3.9	9.4	7.6
Canada	1.1	1.2	2.3	2.5
International	0.1	—	0.2	—

Total Natural Gas Liquids	5.8	5.1	11.9	10.1

Oil Equivalent (MMBoe)
U.S. Onshore	28.0	26.2	55.9	49.5
U.S. Offshore	9.9	10.3	20.7	15.8

Total U.S.	37.9	36.5	76.6	65.3
Canada	16.3	15.5	32.2	30.7
International	8.1	4.0	17.4	4.2

Total Oil Equivalent	62.3	56.0	126.2	100.2

Average Daily Production
Natural Gas (MMcf)
U.S. Onshore	1,320.3	1,249.3	1,312.9	1,167.7
U.S. Offshore	331.0	374.9	347.2	300.0

Total U.S.	1,651.3	1,624.2	1,660.1	1,467.7
Canada	779.9	731.3	759.7	715.6
International	23.5	14.8	28.3	7.5

Total Natural Gas	2,454.7	2,370.3	2,448.1	2,190.8

Oil (MBbls)
U.S. Onshore	38.8	39.4	39.6	38.9
U.S. Offshore	50.7	48.3	52.8	35.2

Total U.S.	89.5	87.7	92.4	74.1
Canada	37.4	35.3	37.6	36.4
International	84.3	40.6	90.4	22.0

Total Oil	211.2	163.6	220.4	132.5

Natural Gas Liquids (MBbls)
U.S. Onshore	48.9	39.9	48.6	39.8
U.S. Offshore	2.5	2.8	3.0	2.4

Total U.S.	51.4	42.7	51.6	42.2
Canada	12.0	13.5	12.7	13.9
International	0.8	0.4	0.8	0.2

Total Natural Gas Liquids	64.2	56.6	65.1	56.3

Oil Equivalent (MBoe)
U.S. Onshore	307.7	287.5	307.0	273.5
U.S. Offshore	108.4	113.5	113.7	87.5

Total U.S.	416.1	401.0	420.7	361.0
Canada	179.4	170.7	177.0	169.6
International	89.0	43.5	96.0	23.4

Total Oil Equivalent	684.5	615.2	693.7	554.0

	Quarter Ended		Six Months Ended
REALIZED PRICE DATA (average realized prices)	June 30,		June 30,

	2004	2003	2004	2003
Realized Prices
Natural Gas ($/Mcf)
U.S. Onshore	$5.18	$4.55	$5.04	$4.68
U.S. Offshore	$6.22	$5.11	$6.12	$4.79
Total U.S.	$5.39	$4.68	$5.27	$4.70
Canada	$5.16	$4.67	$5.04	$4.85
International	$2.43	$3.45	$2.84	$3.45

Total Natural Gas	$5.29	$4.67	$5.17	$4.74

Oil ($/Bbl)
U.S. Onshore	$30.58	$27.31	$29.94	$28.57
U.S. Offshore	$29.96	$27.51	$30.19	$28.33
Total U.S.	$30.23	$27.42	$30.08	$28.46
Canada	$21.49	$23.88	$22.27	$24.39
International	$28.63	$22.45	$28.03	$23.00

Total Oil	$28.04	$25.42	$27.91	$26.44

Natural Gas Liquids ($/Bbl)
U.S. Onshore	$18.99	$15.99	$18.54	$17.64
U.S. Offshore	$25.93	$24.51	$23.59	$26.30
Total U.S.	$19.33	$16.55	$18.83	$18.12
Canada	$27.54	$21.98	$26.33	$23.67
International	$21.19	$21.30	$21.12	$21.30

Total Natural Gas Liquids	$20.89	$17.88	$20.32	$19.50

Oil Equivalent ($/Boe)
U.S. Onshore	$29.11	$25.73	$28.35	$26.62
U.S. Offshore	$33.62	$29.17	$33.34	$28.52
Total U.S.	$30.29	$26.70	$29.70	$27.08
Canada	$28.74	$26.68	$28.27	$27.63
International	$27.95	$22.34	$27.44	$22.87

Total Oil Equivalent	$29.58	$26.39	$29.02	$27.07

	Quarter Ended		Six Months Ended
BENCHMARK PRICES (average prices)	June 30,		June 30,

	2004	2003	2004	2003
Benchmark Prices
Natural Gas ($/Mcf) — Henry Hub	$6.00	$5.40	$5.84	$5.99
Oil ($/Bbl) — West Texas Intermediate (Cushing)	$38.26	$28.97	$36.70	$31.41

	Quarter Ended		Six Months Ended
PRICE DIFFERENTIALS, EXCLUDING EFFECTS OF HEDGES (average floating price differentials from benchmark prices)	June 30,		June 30,

	2004	2003	2004	2003
Price Differentials
Natural Gas ($/Mcf)
U.S. Onshore	$(0.79)	$(0.60)	$(0.80)	$(0.98)
U.S. Offshore	$0.22	$0.62	$0.28	$0.23
Total U.S.	$(0.59)	$(0.35)	$(0.57)	$(0.73)
Canada	$(0.69)	$(0.43)	$(0.64)	$(0.77)
International	$(3.57)	$(1.95)	$(3.00)	$(2.54)

Total Natural Gas	$(0.65)	$(0.39)	$(0.62)	$(0.75)

Oil ($/Bbl)
U.S. Onshore	$(1.94)	$(1.24)	$(2.04)	$(1.32)
U.S. Offshore	$(2.15)	$(0.48)	$(1.51)	$(1.83)
Total U.S.	$(2.06)	$(0.82)	$(1.74)	$(1.56)
Canada	$(8.76)	$(4.32)	$(7.71)	$(3.55)
International	$(4.74)	$(5.00)	$(5.18)	$(7.02)

Total Oil	$(4.32)	$(2.61)	$(4.17)	$(3.36)

	Quarter Ended		Six Months Ended
CONSOLIDATED STATEMENTS OF OPERATIONS (In millions, except per share data)	June 30,		June 30,

	2004	2003	2004	2003
Revenues
Oil sales	$539	$379	$1,120	$635
Gas sales	1,181	1,007	2,302	1,881
Natural gas liquids sales	122	92	241	199
Marketing & midstream revenues	377	335	794	769

Total revenues	2,219	1,813	4,457	3,484

Operating Costs and Expenses
Lease operating expenses	252	223	509	388
Transportation costs	54	51	107	92
Production taxes	71	51	133	98
Marketing & midstream operating costs and expenses	299	277	630	633
Depreciation, depletion and amortization of property & equipment	552	427	1,124	723
Accretion of asset retirement obligation	10	9	22	16
General & administrative expenses	70	93	147	142
Expenses related to mergers	—	7	—	7

Total operating costs and expenses	1,308	1,138	2,672	2,099

Earnings from operations	911	675	1,785	1,385
Other Income (Expenses)
Interest expense	(134)	(130)	(252)	(260)
Dividends on subsidiary’s preferred stock	—	(1)	—	(1)
Effects of changes in foreign currency exchange rates	(9)	29	(15)	51
Change in fair value of financial instruments	(11)	(1)	(7)	9
Other income	15	17	37	25

Net other expenses	(139)	(86)	(237)	(176)

Earnings before income taxes and cumulative effect of change in accounting principle	772	589	1,548	1,209

Income Tax Expense
Current	198	89	401	124
Deferred	72	144	151	309

Total income tax expense	270	233	552	433

Earnings before cumulative effect of change in accounting principle	502	356	996	776

Cumulative effect of change in accounting principle	—	—	—	16

Net earnings	502	356	996	792

Dividends on preferred stock	3	3	5	5

Net earnings applicable to common stockholders	$499	$353	$991	$787

Basic earnings per share:
Earnings from operations	$2.07	$1.67	$4.13	$4.18
Cumulative effect of change in accounting principle	$—	$—	$—	$0.09

Net earnings applicable to common stockholders	$2.07	$1.67	$4.13	$4.27

Diluted earnings per share:
Earnings from operations	$2.02	$1.62	$4.02	$4.03
Cumulative effect of change in accounting principle	$—	$—	$—	$0.08

Net earnings applicable to common stockholders	$2.02	$1.62	$4.02	$4.11

Basic weighted average shares outstanding	241	212	240	184
Diluted weighted average shares outstanding	249	221	248	193

CONSOLIDATED BALANCE SHEETS (In millions)
	June 30,	December 31,
	2004	2003
Assets		(Audited)
Current assets
Cash and cash equivalents	$1,147	$1,273
Accounts receivable	1,104	946
Inventories	68	72
Fair value of financial instruments	—	13
Income taxes receivable	11	11
Investments and other current assets	34	49

Total current assets	2,364	2,364

Property and equipment, at cost	29,704	28,546
Less accumulated depreciation, depletion and amortization	11,193	10,212
Net property and equipment	18,511	18,334
Investment in ChevronTexaco Corporation common stock	667	613
Fair value of financial instruments	—	14
Goodwill	5,388	5,477
Other assets	374	360

Total Assets	$27,304	$27,162

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable
Trade	$688	$859
Revenues and royalties due to others	420	315
Income taxes payable	171	15
Current portion of long-term debt	412	338
Deferred revenue	28	56
Accrued interest payable	136	130
Fair value of financial instruments	368	153
Current portion of asset retirement obligation	41	42
Accrued expenses and other current liabilities	117	163

Total current liabilities	2,381	2,071

Other liabilities	354	349
Asset retirement obligation, long-term	658	629
Debentures exchangeable into shares of Chevron Texaco Corporation common stock	684	677
Other long-term debt	6,811	7,903
Preferred stock of subsidiary	—	55
Fair value of financial instruments	121	52
Deferred income taxes	4,332	4,370

Stockholders’ equity
Preferred stock	1	1
Common stock	24	24
Additional paid-in capital	9,254	9,066
Retained earnings	2,557	1,614
Accumulated other comprehensive income	283	569
Deferred compensation and other	(26)	(32)
Treasury stock, at cost	(130)	(186)

Stockholders’ Equity	11,963	11,056

Total Liabilities & Stockholders’ Equity	$27,304	$27,162

Common Shares Outstanding	242	236

CONSOLIDATED STATEMENTS OF CASH FLOWS (In millions)
	Six Months Ended June 30,
	2004	2003
Cash Flows From Operating Activities
Earnings before cumulative effect of change in accounting principle	$996	$776
Depreciation, depletion and amortization of property and equipment	1,124	723
Accretion of asset retirement obligation	22	16
Accretion of discounts on long-term debt, net	5	12
Effects of changes in foreign currency exchange rates	15	(51)
Change in fair value of derivative instruments	7	(9)
Deferred income tax expense	151	309
Gain on sale of assets	(4)	(2)
Other	35	(16)

	2,351	1,758
Changes in assets and liabilities, net of acquisitions of businesses:
(Increase) decrease in:
Accounts receivable	(161)	(194)
Inventories	4	(7)
Investments and other current assets	(31)	(9)
(Increase) decrease in:
Accounts payable	134	44
Income taxes payable	157	119
Accrued interest and expenses	(53)	87
Deferred revenue	(28)	(14)
Long-term other liabilities	(13)	(18)

Net cash provided by operating activities	$2,360	$1,766

Cash Flows From Investing Activities
Proceeds from sales of property and equipment	$20	$31
Capital expenditures	(1,655)	(1,100)
Other	—	12

Net cash used in investing activities	$(1,635)	$(1,057)

Cash Flows From Financing Activities
Proceeds from borrowings of long-term debt, net of issuance costs	$—	$50
Principal payments on long-term debt	(971)	(380)
Issuance of common stock, net of issuance costs	188	38
Dividends paid on common stock	(48)	(16)
Dividends paid on preferred stock	(5)	(5)

Net cash used in financing activities	$(836)	$(313)

Effect of exchange rate changes on cash	$(15)	$36
Net (decrease) increase in cash and cash equivalents	(126)	432
Cash and cash equivalents at beginning of period	1,273	292

Cash and cash equivalents at end of period	$1,147	$724

	Quarter Ended		Six Months Ended
DRILLING ACTIVITY	June 30,		June 30,
	2004	2003	2004	2003
Exploration Wells Drilled
U.S.	4	4	10	13
Canada	32	13	131	151
International	—	1	2	3

Total	36	18	143	167

Exploration Wells Success Rate
U.S.	75%	50%	40%	62%
Canada	97%	92%	92%	85%
International	—	—	50%	—

Total	94%	78%	87%	81%

Development Wells Drilled
U.S.	231	251	508	433
Canada	110	47	334	204
International	21	13	36	24

Total	362	311	878	661

Development Wells Success Rate
U.S.	99%	97%	98%	98%
Canada	99%	100%	93%	96%
International	100%	92%	100%	96%

Total	99%	97%	97%	97%

Total Wells Drilled
U.S.	235	255	518	446
Canada	142	60	465	355
International	21	14	38	27

Total	398	329	1,021	828

Total Wells Success Rate
U.S.	98%	96%	97%	97%
Canada	99%	98%	93%	91%
International	100%	86%	97%	85%

Total	98%	96%	95%	94%

COMPANY OPERATED RIGS

	June 30,
	2004	2003
Number of Company Operated Rigs Running
U.S.	47	44
Canada	20	14
International	3	1

Total	70	59

CAPITAL EXPENDITURES DATA
 (In millions)

	Quarter Ended	Six Months Ended
	June 30, 2004	June 30, 2004
Capital Expenditures
U.S. Onshore	$253	$465
U.S. Offshore	170	241

Total U.S.	423	706
Canada	144	490
International	62	97
Marketing & midstream	11	22
Capitalized general & administrative costs	42	84
Capitalized interest costs	17	34
Other	20	50

Total	$719	$1,483

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Non-GAAP Financial Measure

     The United States Securities and Exchange Commission has adopted disclosure requirements for public companies such as Devon concerning Non-GAAP financial measures. (GAAP refers to generally accepted accounting principles.) The company must reconcile the Non-GAAP financial measure to related GAAP information. Cash flow before balance sheet changes and free cash flow are Non-GAAP financial measures. Devon believes cash flow before balance sheet changes is relevant because it is a measure of cash available to fund the company’s capital expenditures, dividends and to service its debt. Devon believes free cash flow is relevant because it is a measure of cash available to service debt. Cash flow before balance sheet changes and free cash flow are also used by certain securities analysts as a measure Devon’s financial results.

RECONCILIATION TO GAAP INFORMATION
 (US$ in millions)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net Cash Provided By Operating Activities (GAAP)	$1,137	$939	$2,360	$1,766

Changes in assets and liabilities, net of effects of acquisitions of businesses	48	(49)	(9)	(8)

Cash flow before balance sheet changes (Non-GAAP)	$1,185	$890	$2,351	$1,758

Less:
Capital expenditures	765	588	1,655	1,100
Common stock dividends	24	8	48	16
Preferred stock dividends	3	3	5	5

Free cash flow (Non-GAAP)	$393	$291	$643	$637

11